AST RESEARCH, INC.
                               16215 ALTON PARKWAY
                            IRVINE, CALIFORNIA  92718




                                           December 11, 1995



Dear Stockholders:

   Our Annual Meeting of Stockholders will be held on January 25, 1996, at 9:00 a.m., Pacific Standard Time, in the Deauville South Room of The Sutton Place Hotel, 4500 MacArthur Blvd., Newport Beach, California. I urge you to attend this meeting to give us an opportunity to meet you personally, to allow us to introduce to you the key personnel responsible for management of your Company and to answer any questions you may have.

   The formal Notice of Meeting, the Proxy Statement, the proxy card, the Annual Report to Stockholders on Form 10-K describing the Company's results of
operations for the fiscal year ended July 1, 1995, and the Form   10-Q
describing the Company's results of operations for the quarter ended September 30, 1995, are enclosed.

   I hope that you will be able to attend the meeting in person. Whether or not you plan to attend the meeting, please sign and return the enclosed proxy card promptly. A prepaid return envelope is provided for this purpose. Your shares will be voted at the meeting in accordance with your proxy.

   If you have shares in more than one name, or if your stock is registered in more than one way, you may receive more than one copy of the proxy material. If so, please sign and return each of the proxy cards you receive so that all of your shares may be voted. I look forward to seeing you at the January 25, 1996 Annual Meeting of Stockholders.


                                        Very truly yours,

                                        AST RESEARCH, INC.



                                        Ian Diery
                                        President and Chief Executive Officer


                               AST RESEARCH, INC.
                               16215 ALTON PARKWAY
                            IRVINE, CALIFORNIA  92718


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

   The Annual Meeting of Stockholders of AST Research, Inc. (the "Company") will be held in the Deauville South Room of The Sutton Place Hotel, 4500 MacArthur Blvd., Newport Beach, California on Thursday, January 25, 1996, at 9:00 a.m., Pacific Standard Time, for the following purposes:

     1. The election of ten directors to hold office until the next annual meeting and until their successors are elected and duly qualified;

     2. The approval (recommended by the Board of Directors) of an amendment to the 1991 Stock Option Plan for Non-Employee Directors to increase the number of shares of Common Stock reserved for issuance thereunder by 250,000 shares (see Proposal 2, at pages 18-20 of the attached Proxy Statement);

     3. The approval (recommended by the Board of Directors) of the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending December 28, 1996 (see Proposal 3, at page 21 of the attached Proxy Statement); and

     4. The transaction of such other business as may properly come before the meeting or any adjournment thereof.

   The close of business on Monday, November 27, 1995, is the date of record ("Record Date") for the determination of stockholders entitled to notice of, to attend and to vote at the Annual Meeting. Stockholders, including those whose shares are held by a brokerage firm or in "street" name, may be asked to verify their stockholder status as of the Record Date upon entrance to the Annual Meeting. Accordingly, stockholders attending the meeting should bring some form of identification to the meeting evidencing such stockholder status as of the Record Date. A list of stockholders at the Record Date will be available during normal business hours for examination by any stockholder for any purpose germane to the Annual Meeting for a period of ten days prior to January 25, 1996, at the offices of the Company, 16215 Alton Parkway, Irvine, California 92718.

   All stockholders are urged to attend the meeting in person or by proxy. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTPAID ENVELOPE. The proxy is revocable and will not affect your right to vote in person in the event you attend the Annual Meeting. You may revoke your proxy at any time before it is voted. If you receive more than one proxy card because your shares are registered in different names or at different addresses, please sign and return each proxy card so that your shares will be represented at the Annual Meeting.

                                   By Order of the Board of Directors



Irvine, California                           DENNIS R. LEIBEL
December 11, 1995                            Secretary


                                 PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD JANUARY 25, 1996



SOLICITATION AND REVOCATION OF PROXIES

   The enclosed proxy is solicited by and on behalf of the Board of Directors of AST Research, Inc. (the "Company") for use in connection with the Annual Meeting of Stockholders to be held on Thursday, January 25, 1996, at 9:00 a.m., Pacific Standard Time, and at any and all adjournments or postponements thereof.

   The persons named as proxies were designated by the Board of Directors and are officers and/or directors of the Company. Any proxy may be revoked or superseded by executing a later proxy or by giving notice of revocation in writing to the Secretary prior to, or at, the Annual Meeting, or by attending the Annual Meeting and voting in person. All proxies which are properly completed, signed and returned to the Company prior to the meeting, and not revoked, will be voted in accordance with the instruction given in the proxy. If a choice is not specified in the proxy, the proxy will be voted FOR the election of the director nominees listed below, FOR the proposal to amend the 1991 Stock Option Plan for Non-Employee Directors to increase the number of authorized shares, and FOR the proposal to ratify the appointment of Ernst & Young LLP as independent auditors for the Company.

   This Proxy Statement and the accompanying proxy are being mailed to stockholders on or about December 11, 1995. The Company has retained the services of American Stock Transfer & Trust Co. and D.F. King & Co., Inc. to assist in soliciting proxies from brokers and nominees for the Annual Meeting. The estimated cost for these services including mailing costs is $45,000 and will be borne by the Company. It is contemplated that this solicitation will be primarily by mail. In addition, some of the officers, directors and employees of the Company may solicit proxies personally, by telephone or fax.


VOTING AT THE MEETING

   The shares of Common Stock constitute the only class of securities of the Company entitled to notice of, to attend and to vote at, the Annual Meeting. Only stockholders of record at the close of business on November 27, 1995, will be entitled to vote at the meeting or any adjournment or postponement thereof. As of November 27, 1995, there were 44,679,400 shares of Common Stock issued and outstanding, each share being entitled to one vote on each matter to be voted upon.

   Votes at the Annual Meeting, including those cast in person or by proxy, will be tabulated by the Inspector of Elections appointed by the Board of Directors. Abstentions and broker non-votes will be counted as present for purposes of determining the existence of a quorum. Abstentions will be treated as shares present and entitled to vote for purposes of any matter requiring affirmative vote of a majority or other proportion of the shares present and entitled to vote. With respect to shares relating to any proxy as to which a broker non-vote is indicated on a proposal, those shares will not be considered present and entitled to vote with respect to any such proposal. Abstentions or non-votes or other failures to vote will have no such effect in the election of directors, who will be elected by a plurality of the affirmative votes cast. With respect to any matter brought before the Annual Meeting requiring the affirmative vote of a majority or other proportion of the outstanding shares, an abstention or non-vote will have the same effect as a vote against the matter being voted upon.


                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

   The Restated Certificate of Incorporation of the Company fixes the number of directors at not less than five nor more than thirteen, with the exact number to be set by resolution of the Board of Directors. The Board of Directors has set the authorized number of directors at ten and proposes the election of ten directors to hold office until the next annual meeting and until their successors are elected and qualified. Unless authority to vote for directors has been withheld in the proxy, the persons named in the enclosed proxy intend to vote at the meeting for the election of the ten nominees presented below. Persons named as proxies may not vote for the election of any person to the office of director for which a bona fide nominee is not named in the Proxy Statement. All nominees have consented to serve as a director for the ensuing year. Although the Board of Directors does not contemplate that any of the nominees will be unable to serve, if any nominee withdraws or otherwise becomes unavailable to serve, the persons named in the enclosed proxy will vote for any substitute nominee designated by the Board of Directors. The nominees receiving a plurality of the affirmative votes will be elected.

   The names and certain information concerning the persons to be nominated as directors by the Board of Directors at the Annual Meeting are set forth below. YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF THE NOMINEES NAMED BELOW.

   HOON CHOO, 50, was appointed a director in July 1995. Currently, Mr. Choo is a consultant to Samsung Semiconductors Inc., a U.S. subsidiary of Samsung Electronics Co., Ltd. ("Samsung"). Most recently, Mr. Choo founded A-Cube Systems, in Cupertino, California in July 1994 and continues to provide consulting services to such Company. Prior to A-Cube Systems, Mr. Choo served as an Executive Vice President of Hyundai Electronics America from September 1986 to April 1994. In addition, Mr. Choo was Director of Computer Engineering of the Samsung Electronics Computer Division in Korea from December 1981 to August 1986.

   IAN DIERY, 46, was named President and Chief Executive Officer and was appointed to the Company's Board of Directors in November 1995. Prior to joining AST, Mr. Diery served at Apple Computer for six years, most recently as the company's Executive Vice President and General Manager for the Personal Computer Division. Mr. Diery also served as Executive Vice President, Worldwide Sales and Marketing at Apple from July 1992 to July 1993, and Senior Vice President and President of Apple Pacific Division from October 1989 to July 1992. Prior to his tenure at Apple, from August 1978 to August 1989, Mr. Diery served in various executive roles at Wang Laboratories, Inc., including Executive Vice President, Worldwide Field Operations, Senior Vice President, U.S.A. Sales Operations, and Senior Vice President, Europe.

   RICHARD J. GOEGLEIN, 61, has served as a director since May 1987. Mr. Goeglein is founder and principal of Gaming Associates, a casino management company which develops and operates hotels/casinos at selected locations in the United States. Mr. Goeglein served as President and Chief Executive Officer of Dakin, Inc. from April 1990 through September 1991. Since January 1988, Mr. Goeglein has also been the Chairman of ConServ International, a consulting and real estate development business. From 1984 to his retirement date of December 31, 1987, Mr. Goeglein was the President and Chief Operating Officer of Holiday Corporation, the holding company of Holiday Inns, Inc. Mr. Goeglein also served on the Board of Directors of Holiday Corporation from 1978 to 1988. Mr. Goeglein currently serves as a director of Boomtown Hotels and Casinos and Platinum Software Corporation.

   KWANG-HO KIM, 55, was appointed a director in July 1995. Since November 1994, Mr. Kim has served as Vice Chairman, President and Chief Executive Officer of Samsung. Mr. Kim first joined Samsung when Tongyang Broadcasting Co. merged into the Samsung Group in January 1969. In 1978, Mr. Kim was one of the founders of the semiconductor business of Samsung, and was named Vice President in charge of the Research and Development Center for the semiconductor business at Samsung in March 1987. Throughout his career at Samsung, Mr. Kim has held a number of positions in research and development, manufacturing, plant and division management, where he was named President and Chief Executive Officer of the semiconductor business in March 1990, and named President and Chief Executive Officer of Samsung in December 1992. Mr. Kim is currently Chairman of the Korea Semiconductor Industry Association (KSIA).

   YOUNG SOO KIM, 61, was appointed a director in July 1995. Since January 1993, Mr. Kim has served as Corporate Vice President of Samsung. He joined Samsung in August 1987 as Vice President of the semiconductor business and in June 1989 was named President of the Computer and Systems Business. Before joining Samsung, Mr. Kim was Vice President of Honeywell in charge of its Solid State Electronics Division from December 1974 to August 1987.

   JACK W. PELTASON, 72, has served as a director since July 1993. Mr. Peltason has served as President of the University of California from 1992 to 1995, following an eight year tenure as Chancellor of the University of California, Irvine, a seven year term as President of the American Council on Education, and a ten-year term as Chancellor at the University of Illinois at Urbana-Champaign. Mr. Peltason is currently on the Board of Directors of Irvine Apartment Communities and serves as a member of the Board of Trustees for the FHP Foundation, Irvine Health Foundation, and Teachers Insurance and Annuity Association.

   SAFI U. QURESHEY, 44, an AST founder, has served as a director since the Company's inception and served as President from the Company's inception through July 1994. In July 1988, Mr. Qureshey was elected Chief Executive Officer and served as such until November 1995. He served as Co-Chairman of the Board from 1988 through June 1992, and was elected Chairman of the Board in November 1993. Mr. Qureshey is currently a member of the President's Export Council (PEC).
This premier national committee advises President Clinton on government policies and programs that affect U.S. trade performance and promotes export expansion. In addition, Mr. Qureshey has been selected to receive the 1995 UCI Medal, the University of California, Irvine's highest honor, for his service and commitment to the university. Mr. Qureshey resigned as Chief Executive Officer effective November 2, 1995, but remains an employee and Chairman of the Board.

   CARMELO J. SANTORO, PH.D., 54, served as Chairman of the Board from June 1992 until November 1993 and has served as a director since September 1990.
Effective November 1993, Dr. Santoro was elected Vice Chairman of the Board and serves as such through December 1995. Dr. Santoro is Chairman and Chief Executive Officer of Platinum Software Corporation. Dr. Santoro was President and Chief Executive Officer of Silicon Systems, Inc. from 1982 through 1991 and was Chairman from 1984 through 1989, when Silicon Systems, Inc. was acquired by TDK Corporation of Tokyo, Japan. From 1980 to 1982, Dr. Santoro was Vice President, Integrated Circuits at the Solid State Division of RCA. In addition to Platinum Software Corporation, Dr. Santoro is currently a director of Dallas Semiconductor Corporation, S3, Inc. and Smartflex Systems, Inc.

   WON SUK YANG, 51, was appointed a director in July 1995. Since April 1995, Mr. Yang has served as Senior Executive Managing Director of Samsung. He joined the Samsung Group through an affiliated company, Cheil Industries, in 1970. He later was named Director of Finance from April 1979 to March 1983 of Samsung Petrochemical Co., Ltd. In April 1983, he was named Executive Vice President of Samsung Semiconductor Inc., a U.S. subsidiary of Samsung. From June 1991 to December 1992, Mr. Yang was General Manager of the Planning and Administrative Office of Samsung and in January 1993 was made General Manager of the Corporate Administrative Office for an affiliated company, Cheil Synthetics Industries.

   HEE DONG YOO, 50, was appointed a director in July 1995. Since April 1994, Mr. Yoo has served as Executive Vice President and General Manager of the information products business of Samsung. He joined as manager of Samsung Petrochemicals in July 1974 and later became President of Samsung Tokyo Headquarters in February 1977. In February 1983, he was made Director of the Overseas Operations Division of Samsung and later was named Managing Director of the International Operations Office from March 1987 to January 1991. From January 1991 to April 1994, Mr. Yoo was President of Samsung Electronics Europe.

   Pursuant to the Stockholder Agreement between the Company and Samsung dated July 31, 1995, Samsung has the right to include in the Company's slate of nominees to the Board the number of members to the Board that will be one fewer than a majority of the total number of members. Five of the foregoing ten nominees have been designated by Samsung. The Stockholder Agreement initially required Samsung to vote its shares of Common Stock for the Company's entire slate of nominees. If consummated, the additional support transactions referred to in the Letter of Intent announced on November 2, 1995 would provide for Samsung to appoint one additional member of the Board (raising the number of Samsung-designated members to six of eleven), and the Stockholder Agreement would be amended to provide, among other matters, that Samsung will no longer be restricted to voting its shares of Common Stock for the Company's entire slate of nominees. The Stockholder Agreement would continue to require that the Board have at least three "Independent Directors" (as defined in the Stockholder Agreement). There can be no assurance that the Samsung additional support transactions will be consummated on the previously announced terms, although the Company expects that arrangements in this regard will be finalized prior to the end of December 1995.


SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth certain information, as of November 27, 1995, with respect to all those known by the Company to be the beneficial owners of more than 5% of its outstanding Common Stock, each director, the Chief Executive Officer and the four most highly compensated other executive officers during fiscal 1995, and all directors and executive officers of the Company as a group. Unless otherwise noted, each of the stockholders listed owns less than 1% and has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by him, subject to community property laws where applicable, and the information contained in the footnotes to this table. The Company had 44,679,400 shares outstanding at November 27, 1995.

                                                               NUMBER OF SHARES
                                                               ----------------                PERCENTAGE OF
NAME OF BENEFICIAL OWNER                                 OPTIONS (a)          TOTAL          SHARES OUTSTANDING
---------------------------------------------------------------------------------------------------------------

Samsung Electronics Co., Ltd. (b)                                0         17,890,000                   40.04%

Richard J. Goeglein                                        120,000            137,000                        -
Carmelo J. Santoro                                         111,500            111,500                        -
Jack W. Peltason                                            69,000             69,300                        -

Safi U. Qureshey (c)                                       695,000          2,889,910                    6.37%
Bruce C. Edwards (d)                                       240,000            281,288                        -
James T. Schraith (f)                                            -              5,213                        -
Richard P. Ottaviano (f)                                   164,000            165,000                        -
Kirby B. Coryell (f)                                        81,000             81,000                        -

All directors and executive officers as a group (e)      1,605,500          3,870,337                    8.36%

____________________
(a) Includes shares which executive officers and directors have the right to acquire within 60 days of November 27, 1995 under stock option and warrant agreements.
(b) These shares are beneficially owned by Samsung and its wholly-owned subsidiary, Samsung Electronics America, Inc., c/o 105 Challenger Road, Ridgefield Park, New Jersey 07660.
(c) Includes 97,231 shares held by Nancy Marshall as custodian for minor children of Mr. Qureshey and 8,760 shares held by Nancy Marshall, Ishrat Qureshey and Lubna Bokhari, co-trustees of Irrevocable Trusts established for the benefit of Mr. Qureshey's minor children, as to which Mr.
     Qureshey claims no beneficial interest.
(d) Includes 803 shares held by Mary Pat DeMayo Buskard as trustee for minor children of Mr. Edwards to which Mr. Edwards disclaims any beneficial interest. Mr. Edwards announced his resignation as an officer and Board member effective December 28, 1995.
(e) None of the following directors and nominees beneficially own any shares of the Company's Common Stock: Hoon Choo, Ian Diery, Kwang-Ho Kim, Young Soo Kim, Won Suk Yang and Hee Dong Yoo.
(f)  Mr. Schraith's employment with the Company terminated effective
     September 11, 1995. Mr. Ottaviano's employment with the Company terminated effective October 20, 1995. Mr. Coryell's employment with the Company terminated effective September 20, 1995.


EXECUTIVE OFFICERS

   The following table sets forth the name and age of each executive officer of the Company at November 27, 1995, his positions and offices with the Company and the period during which he has served as an executive officer of the Company:

                                                                       EXECUTIVE
                                                                        OFFICER
     NAME             AGE                   POSITION(S)                  SINCE
--------------------------------------------------------------------------------

Ian Diery              46          President and                          1995
                                   Chief Executive Officer

Bruce C. Edwards       42          Executive Vice President and           1988
                                   Chief Financial Officer

Gerald T. Devlin       49          Senior Vice President, Americas        1995

Dennis R. Leibel       51          Senior Vice President, Legal,          1986
                                   Administration and Secretary

Gary D. Weaver         53          Senior Vice President, Worldwide       1995
                                   Manufacturing Operations

Mark P. de Raad        36          Vice President, Controller             1995
                                   and Principal Accounting Officer

   For information on the business background of Mr. Diery see "Election of Directors" above.

   BRUCE C. EDWARDS has served as a director since July 1994 and has tendered his resignation both as an officer and director effective December 28, 1995.
Mr. Edwards rejoined the Company in March 1988 as Senior Vice President, Finance and Chief Financial Officer and was named Executive Vice President and Chief Financial Officer in July 1994. Mr. Edwards was first employed with the Company as Vice President, Finance from August 1983 and Chief Financial Officer from November 1983 to September 1986. Mr. Edwards currently serves on the Board of Directors of Diamond Multimedia Systems, Inc., Platinum Software Corporation and Xircom, Inc.

   GERALD T. DEVLIN rejoined the Company in September 1995 as Senior Vice President, Americas. Mr. Devlin was Vice President of Worldwide Sales for Xerox Corporation from July 1994 to September 1995. Mr. Devlin was first employed with the Company as Vice President, U.S. Sales from January 1993 and Vice President, Sales, Americas from August 1993 to July 1994. Prior to joining the Company in January 1993, he was employed for twelve years by Apple Computer where he served most recently as Vice President and General Manager of Sales.

   DENNIS R. LEIBEL joined the Company in December 1985 as Treasurer and in March 1988, was elected Vice President, Administration and General Counsel. In January 1989, Mr. Leibel was elected Vice President, Legal and Treasury Operations and Secretary and was promoted to Senior Vice President, Legal and Treasury Operations in January 1995 and Senior Vice President, Legal, Administration and Secretary in October 1995. Prior to joining the Company, Mr. Leibel was employed for over seven years by Smith International, Inc., where he served as Director of Taxes, Vice President, Tax and Financial Planning and subsequently as Vice President, Finance. Mr. Leibel currently serves on the Executive Committee of the Board of Directors of the World Trade Center Association of Orange County and the Advisory Board of Directors of Court Appointed Special Advocates of Orange County (CASA).

   GARY D. WEAVER joined the Company in December 1994 as Vice President, Americas Manufacturing and in September 1995 was elected to Senior Vice President, Worldwide Manufacturing Operations. Immediately prior to joining the Company, he served at Ioptex Research as Vice President Operations with responsibility for human resources, engineering, manufacturing, quality and distribution. Mr. Weaver has also held various other positions throughout his career including Worldwide Vice President of Manufacturing at Cipher Data Products, Senior Vice President, Manufacturing at Irwin Magnetics and Managing Director for Atari Far East, where he was responsible for high volume operations in the Company's Taipei facility.

   MARK P. DE RAAD joined the Company in May 1987 as Manager, Financial Reporting and in July 1995 was elected Vice President, Controller and Principal Accounting Officer. In February 1989, Mr. de Raad was promoted to Assistant Controller and to Controller in August 1990. In February 1994, Mr. de Raad was named Vice President, Worldwide Controller and in August 1994 assumed the title Vice President, Financial Operations. Prior to joining the Company in May 1987, Mr. de Raad was employed by Tandem Computer, Inc. and KPMG Peat Marwick LLP.

COMPENSATION OF DIRECTORS

   Effective November 2, 1995, Mr. Qureshey receives an annual salary of $325,000 in his capacities as an employee of the Company and as Chairman of the Board. This represents a voluntary reduction in salary until the Company returns to profitability. For purposes of his employment contract, all other terms, including his annual base salary of $650,000, of Mr. Qureshey's Founders Agreement (as defined below) are deemed to be in effect and unchanged by this voluntary salary reduction. See "Employment Contracts and Termination of Employment and Change in Control Arrangements."

   The directors of the Company serve until their successors are elected and duly qualified. Non-employee directors receive annual retainers of $30,000 paid at the rate of $2,500 per month and additional committee meeting fees of $2,000 per meeting for the Chairman and $1,000 per meeting per committee member. Since November 1993, Dr. Carmelo J. Santoro, Vice Chairman of the Board, has received an additional annual retainer of $95,000 for services in his capacity as Vice Chairman, which retainer will terminate in December 1995. Prior to November 1993, Dr. Santoro was paid a fee for consulting services to the Company. Except as provided above with respect to Mr. Qureshey, directors who are also employees of the Company do not currently receive fees for service in their capacity as a director.

   The 1991 Stock Option Plan for Non-Employee Directors provides for an initial grant of options to purchase 20,000 shares of Common Stock to each newly elected or appointed non-employee director. In addition, on January 1 of each year, each Participant will receive an option to purchase an additional 12,000 shares of Common Stock. The plan was amended in 1995, subject to stockholder approval as described in Proposal 2. If the amended plan is approved by the Company's stockholders at the Annual Meeting of Stockholders, the aggregate number of shares of Common Stock reserved for issuance under the plan will be increased from 250,000 to 500,000. Options granted under the plan vest and become exercisable at the rate of 25% per year commencing on the first anniversary of the date of grant. The exercise price of each option is equal to 100% of the Common Stock's fair market value on the date of grant.

   The 1994 One-Time Grant Stock Option Plan for Non-Employee Directors, as amended in 1995, provided for the grant of an option to purchase 50,000 shares of Common Stock to each non-employee member of the Company's Board on July 1, 1994. The exercise price of such options is $14.25 per share. As a result of completing the initial transactions with Samsung, effective July 31, 1995, all such options vested and became exercisable.

   In December 1990, the Board authorized the issuance of warrants to purchase an aggregate of 80,000 shares of Common Stock to its then non-employee Board members. Such warrants are exercisable at $13.875 per share and vested over a three-year period. At July 1, 1995, 40,000 of these warrants remained outstanding and were exercisable. On July 27, 1992, the Board of Directors authorized the issuance of warrants to purchase 50,000 shares of Common Stock to Dr. Santoro, the Company's then Chairman of the Board. Such warrants are exercisable at $13.50 per share. At July 1, 1995, 12,500 of such warrants were exercisable, an additional 12,500 became exercisable on July 22, 1995, and the remaining 12,500 of such warrants vested and became exercisable as a result of completing the transaction with Samsung, effective July 31, 1995.

   Pursuant to the Stockholder Agreement between the Company and Samsung, those directors appointed by Samsung who are also officers, employees, or consultants of Samsung (the "Samsung Employee Director Designees") are entitled to receive, in their capacities as directors of the Company, only such fees, options and other awards and expense reimbursements, if any, as may be provided to employee directors of the Company generally in their capacity as directors. In Samsung's discretion, any such amounts payable to the Samsung Employee Director Designees will be paid to Samsung rather than to the Samsung Employee Director Designees. Those directors appointed by Samsung who are not officers, employees, or consultants of Samsung are entitled to receive all benefits to which other non-employee directors of the Company are entitled, and no such amounts may be paid or transferred to Samsung.

COMMITTEES OF THE BOARD

   The Board of Directors is responsible for the overall affairs of the Company. Authority with respect to certain matters of the Company has been delegated to standing committees of the Board of Directors, which are the Executive Committee, Audit Committee and Compensation Committee. The Board of Directors does not have a standing Nominating Committee.

   The Executive Committee was established in January 1987 and is empowered to act for and on behalf of the Board of Directors and its committees, but may not undertake actions reserved in the Bylaws to the Board itself, such as filling vacancies on the Board and declaring certain dividends to stockholders. Actions by the Executive Committee are to be reported for review and ratification by written consent or at a subsequent meeting of the Board of Directors. Messrs. Schraith, Qureshey and Santoro served on the Executive Committee during fiscal 1995. Mr. Schraith served on the Executive Committee until September 1995, when he was replaced by Mr. Y.S. Kim. No meetings were held in 1995.

   The Audit Committee has the responsibility of recommending to the Board of Directors the appointment of the Company's outside auditors, reviewing the auditors' reports, management reports and various audit criteria, and consulting with the auditors concerning the adequacy of internal accounting controls. Messrs. Goeglein, Peltason, Santoro, and Yang are the current members of the Audit Committee, which held two meetings in fiscal 1995. Delbert W. Yocam, a former member of the Board of Directors, served on the Audit Committee until September 1995.

   The Compensation Committee is empowered to review and administer the Company's compensation practices and policies, which include administering the Company's incentive compensation plans, reviewing compensation levels of the Company's officers and directors, reviewing the Company's long range plans for management development and examining the Company's compensation structure as it relates to industry practices. Messrs. Goeglein, Peltason, and Yang are the current members of the Compensation Committee. Mr. Yocam served on the Compensation Committee until September 1995. The Compensation Committee held three meetings in fiscal 1995.

ATTENDANCE AT MEETINGS

   During fiscal 1995, the Board of Directors held a total of sixteen meetings, of which thirteen were special meetings. Each member of the Board of Directors attended 75 percent or more, aggregately, of the meetings of the Board of Directors during the period in which he was a director and meetings of the committees during fiscal 1995 of which he was a member.

EXECUTIVE COMPENSATION

   The following tables present information for the last three fiscal years concerning the cash compensation and stock options and certain other benefits provided to Mr. Qureshey and the four other most highly compensated individuals serving as executive officers as of the end of fiscal 1995 (the "Named Executive Officers"). The notes to these tables provide more specific information regarding compensation.



                                           SUMMARY COMPENSATION TABLE


                                                                                 Long-Term
                                               Annual Compensation              Compensation
                                      ------------------------------------   -------------------
                                                                  (a)         Awards Securities
                                                             Other Annual        Underlying        All Other
Name and                    Fiscal    Salary       Bonus     Compensation       Options/SARs     Compensation
Principal Position           Year      ($)          ($)          ($)              (#)                ($)
--------------------------------------------------------------------------------------------------------------

Safi U. Qureshey (b)         1995     656,172           0        24,448            50,000          145,107 (c)
Chief Executive Officer      1994     623,076     236,221        36,465           125,000          148,119
and Chairman of the Board    1993     543,700     514,298        93,960            60,000          184,580

James T. Schraith (d)        1995     444,262           0           520           140,000            2,677 (e)
President and                1994     314,009     130,191             -            65,000            9,173
Chief Operating Officer      1993     228,256     124,168         1,095            20,000            5,673

Bruce C. Edwards (f)         1995     310,800           0         2,063            30,000            3,577 (e)
Executive Vice President     1994     297,337      80,137         3,496            75,000            7,021
and Chief Financial Officer  1993     251,873     256,454         4,980            30,000            6,283

Richard P. Ottaviano (g)     1995     246,761           0           375            30,000            5,031 (e)
Senior Vice President,       1994     223,683      63,868           600            55,000            6,609
Administration               1993     184,373     154,620         2,442            30,000            5,919

Kirby B. Coryell (h)         1995     218,517           0        57,623 (i)        87,000            6,201 (e)
Senior Vice President,       1994           -           -             -                 -                -
Worldwide Operations         1993           -           -             -                 -


_________
(a) Other Annual Compensation generally includes reimbursement for medical expenses and/or tax and estate planning expenses. Mr. Coryell's Other Annual Compensation also includes amounts denoted in (i) below. The amounts shown for fiscal 1995 otherwise represent reimbursement for tax and estate planning only.
(b) Mr. Qureshey resigned as Chief Executive Officer effective November 2, 1995, but remains an employee of the Company and Chairman of the Board.
     Ian Diery was named President and Chief Executive Officer on November 2, 1995. Mr. Diery's employment agreement is described under "Employment Contracts and Termination of Employment and Change in Control Arrangements."
(c) The Company maintains an aggregate of $24,000,000 of split dollar life insurance policies insuring the survivor of Mr. Qureshey and his spouse. The portion of the premium paid for term life insurance coverage in fiscal 1995 was $39,898. The portion of the premium paid for non-term coverage, valued in accordance with requirements of the Securities and Exchange Commission as an interest-free loan to Mr. Qureshey, was $139,107. Also included is the Company's 401(k) Plan matching contribution in the amount of $6,000.
(d) Mr. Schraith's employment with the Company terminated effective September 11, 1995.
(e)  The Company's matching contribution to the Company's 401(k) Plan.
(f) Mr. Edwards announced his resignation as an officer and Board member of the Company effective as of December 28, 1995.
(g) Mr. Ottaviano's employment with the Company terminated effective October 20, 1995.
(h) Mr. Coryell's employment with the Company terminated effective September 20, 1995. Mr. Weaver has since been elected as an executive officer to replace Mr. Coryell. Mr. Weaver's salary for fiscal 1996 has been fixed at $225,000.
(i)  The Company paid $55,935 for Mr. Coryell's relocation expenses.



                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                      Potential Realizable Value
                                                                                      at Assumed Annual Rates
                                                                                      of Stock Price Appreciation
                                   Individual Grants                                  for Option Term (a)
-----------------------------------------------------------------------------------   ----------------------------
                     Number of
                     Securities        % of Total
                     Underlying        Options/SARs
                     Options/SARs      Granted to       Exercise or
                     Granted (b)       Employees in     Base Price      Expiration
Name                     (#)           Fiscal Year      ($/Share)(c)    Date (e)         5% ($)           10% ($)
------------------------------------------------------------------------------------------------------------------

Safi U. Qureshey       25,000              2.06%           12.75         11/1/04        200,460          508,005
                       25,000              2.06%           15.00          2/1/05 (d)    235,835          597,653

James T. Schraith     100,000              8.24%           15.25          8/1/04        959,064        2,430,457
                       15,000              1.24%           12.75         11/1/04        120,276          304,803
                       25,000              2.06%           15.00          2/1/05 (d)    235,835          597,653

Bruce C. Edwards       15,000              1.24%           12.75         11/1/04        120,276          304,803
                       15,000              1.24%           15.00          2/1/05 (d)    141,501          358,592

Richard P. Ottaviano   15,000              1.24%           12.75         11/1/04        120,276          304,803
                       15,000              1.24%           15.00          2/1/05 (d)    141,501          358,592

Kirby B. Coryell       75,000              6.18%           11.44        10/26/04        539,474        1,367,132
                        7,000              0.58%           12.75         11/1/04         56,129          142,242
                        5,000              0.41%           15.00          2/1/05 (d)     47,167          119,531
_________
(a)  The potential gains shown are net of the option exercise price and do not include the effect of any taxes associated with exercise.  The amounts shown are for the assumed rates of appreciation only, do not constitute projections of future stock price performance, and may not necessarily be realized.  Actual gains, if any, on stock option exercises depend on the future performance of the Company's Common Stock, continued employment of the optionee through the term of the option, and other factors.
(b)  All option grants were new and not granted in connection with an option repricing transaction.  All options vested and became 100% exercisable upon completion of the Samsung stock purchase on July 31, 1995.  Options expire
     10 years from date of grant.
(c)  Effective October 26, 1995, all outstanding stock options held by employees other than corporate officers or Board members were repriced with a new exercise price of $9.375 per share, provided that the options are not exercised and employment is not terminated prior to October 26, 1996.
     Because the repricing does not apply to corporate officers or Board members, there is no effect on the amounts noted above.  The Company initiated this repricing arrangement in order to retain and motivate key employees as part of an effort to successfully implement the Company's turnaround plan.
(d)  Additional option grants to Messrs. Qureshey, Schraith, Edwards, Ottaviano and Coryell in the respective amounts of 25,000, 25,000, 15,000, 15,000 and
     5,000 were made effective as of August 1, 1995, with an exercise price equal to the then $15.125 per share fair market value of the Company's
     Common Stock.  These grants were made as part of a split option grant, in conjunction with the option grants made on February 1, 1995, and vest ratably over four years.
(e)  Subsequent to the end of the fiscal year, Messrs. Schraith, Ottaviano, and
     Coryell's employment with the Company terminated and Mr. Edwards announced his resignation effective December 28, 1995.  In connection therewith, the options will expire six months from the date of termination.


                                           AGGREGATED OPTION/SAR EXERCISES IN
                                           LAST FISCAL YEAR AND FISCAL YEAR-END
                                                     OPTION/SAR VALUES


                                                     Number of Securities               Value of Unexercised
                                                    Underlying Unexercised                  In-the-Money
                                                        Options/SARs at                    Options/SARs at
                    Shares         Value              Fiscal Year-End (#)              Fiscal Year-End ($)(b)
                    Acquired on    Realized     ------------------------------     ------------------------------
Name                Exercise (#)     ($)        Exercisable  Unexercisable (a)     Exercisable  Unexercisable (a)
-----------------------------------------------------------------------------------------------------------------

Safi U. Qureshey         -            -            681,250        163,750           5,115,000         81,250

James T. Schraith        -            -             44,750        188,750              13,281         78,750

Bruce C. Edwards         -            -            150,000         90,000             571,875         48,750

Richard P. Ottaviano     -            -             77,750         78,750              60,000         48,750

Kirby Coryell            -            -             16,750        107,250                   0        326,438
_________

(a) All options in this column became 100% exercisable upon completion of the Samsung stock purchase on July 31, 1995.
(b) Effective October 26, 1995, all outstanding stock options held by employees other than corporate officers or Board members were repriced with a new exercise price of $9.375 per share, provided that the options are not exercised and employment is not terminated prior to October 26, 1996.
     Because the repricing does not apply to corporate officers or Board members, there is no effect on the amounts noted above. The Company initiated this repricing arrangement in order to retain and motivate key employees as part of an effort to successfully implement the Company's turnaround plan.


EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL
ARRANGEMENTS

   On November 2, 1995, the Company entered into an employment agreement with Ian Diery, President and Chief Executive Officer. Under the agreement, Mr.
Diery's annual salary is $700,000. In addition, Mr. Diery is eligible to participate in the Company's profit sharing plan, 401(k) plan, management incentive plan and quarterly bonus plan. Under this agreement, Mr. Diery receives annually an automobile allowance of $12,000, a medical allowance of $20,000, and a financial planning allowance of $10,000. Mr. Diery also received a relocation allowance of up to $500,000 and an income tax gross up on such allowance, for moving expenses and to reimburse him for the amount of any loss incurred upon disposal of his prior residence.

   Mr. Diery received a grant of 300,000 stock options having an exercise price equal to $9.375 per share, the closing price of the Common Stock on November 2, 1995. These options vest at the rate of 25% per year, commencing November 2, 1996. Mr. Diery also received an additional grant of 700,000 options exercisable at $9.375 per share, vesting at the rate of 12.5 percent per year, with accelerated vesting based upon the market price of the Common Stock. If the daily closing price of the Common Stock averages $21, $30, and $40 over any three month period within the option term, respectively, one-third of these options not otherwise vested will vest at the end of each such three month period.

   On July 27, 1993, the Company entered into a five-year revolving term employment agreement with Mr. Qureshey ("Agreement" or "Founder's Agreement"), which provides in certain circumstances for a possible consulting term and other post-termination benefits. All post-termination benefits are conditioned upon Mr. Qureshey's not undertaking competing employment and his not soliciting away
Company employees. In addition, Mr. Qureshey agreed that he will vote his shares along with the other stockholders in the election of directors and will not join or participate against the Board in any proxy solicitation, and will offer the Company a right of first refusal on any 100,000 or more share blocks proposed to be sold by him in any private sale. If Mr. Qureshey should accept non-competing but substantial employment with any other company or firm during any period of active employment, consulting, or post-termination benefits under the Founder's Agreement, the Company may elect that Mr. Qureshey cease to be an employee or consultant and be entitled to receive an aggregate lump sum equal to 50% of the salary and/or bonus, if any, which he is then receiving and which he otherwise would be entitled to receive for the remaining balance of the employment or post-termination benefit or consulting period, as described below;
however, all other benefits would cease and Mr. Qureshey would continue to be bound by the restrictions concerning competing employment, non-solicitation of employees, the voting of shares and the right of first refusal. At any time following one year from a date of employment termination, Mr. Qureshey may elect to terminate the foregoing restrictions upon 90 days' written notice, in which event all Company obligations and benefits payable under the Founder's Agreement would cease, all stock option acceleration would be rescinded and any outstanding loans to Mr. Qureshey would have to be repaid to the Company within 90 days. Nevertheless, Mr. Qureshey would continue to be bound by the provisions of the Founder's Agreement pertaining to the Company's confidential and proprietary information.

   If Mr. Qureshey's employment is terminated for "cause," the Company will be obligated to pay him only such severance compensation as shall have vested and as the Board otherwise deems appropriate, or none at all, and the Company's obligations under the Founder's Agreement will be null and void. If Mr.
Qureshey becomes disabled, upon the expiration of six consecutive months of disability, Mr. Qureshey's employment may be terminated by the Company. In such event or in the event of Mr. Qureshey's death, in addition to amounts paid from insurance policies, Mr. Qureshey or his estate will be entitled to receive his base salary and bonus for at least one year, the restriction period on all restricted stock granted to him under Company plans shall lapse and all stock options or other such rights which otherwise would have vested within two years of such event will accelerate and become fully vested and remain exercisable in accordance with their respective terms.

   During employment, Mr. Qureshey will receive his salary, bonus and all other benefits, including a $25,000 financial planning allowance and a gross-up for income tax on such allowance, consistent with past practices. If Mr. Qureshey's active employment is terminated by him for "good reason" or by the Company without "cause," Mr. Qureshey shall continue to receive his base salary for a benefit period of five years following termination. In either event, (a) Mr.
Qureshey shall be entitled to receive his annual bonus for the year in which termination occurs, pro rated to the date of termination, as well as bonuses for the two fiscal years following termination, such bonus amounts being determined by taking the average of the bonuses paid to Mr. Qureshey in the preceding two years; (b) all stock options shall accelerate and become exercisable and all restrictions on restricted stock awards shall lapse; (c) the benefits allowance for death or disability shall continue for a period of five years from the date of termination; and (d) all of his benefits payable under the Company's tax-qualified employee benefit plans or other programs pertaining to deferred compensation, retirement, profit sharing, 401(k), or employee stock ownership
(if any) will be paid. In addition, if Mr. Qureshey enters into loan agreements for the purpose of exercising options or other rights to acquire securities, the Company will guarantee such loans (up to $3,000,000) and pay the interest on them for a period ending 13 months after the date of the event causing tax liability to be incurred by reason of such exercise.

   In the event of Mr. Qureshey's disability or of his termination by the Company without "cause" or termination of employment by Mr. Qureshey for "good reason," Mr. Qureshey will also be entitled to receive additional benefits during the first five-year post-termination benefit period including an office, health and welfare benefits, continued use of a Company automobile followed by transfer of title of such automobile to Mr. Qureshey at the end of the five-year period, and up to $25,000 per year (grossed up for income taxes) for estate, tax and financial planning services.

   Following such five-year post-termination benefits period, provided Mr.
Qureshey has not and does not undertake substantial or competing employment, the Company indefinitely will provide continued health and welfare benefits, with Mr. Qureshey paying or reimbursing the Company the average cost of such coverages, and Mr. Qureshey will have the title Vice Chairman. For a period of up to five years following the first five-year post-termination benefits period, Mr. Qureshey may elect to become a consultant and receive 60% of his former base salary and be entitled to receive the additional benefits described in the foregoing paragraph. If prior to any termination Mr. Qureshey undertakes an "early retirement" from active employment and otherwise is not receiving the post-termination benefits enumerated above, he may at his election become a consultant to the Company and become subject to the restrictions under the Founder's Agreement and also become entitled to receive 80% of his then base salary for a period of five years, as well as the additional benefits listed above. Bonus amounts will not be required during any consulting period.

   Mr. Qureshey resigned as President and Chief Executive Officer effective
November 2, 1995, but remains an employee and Chairman of the Board.  Effective
November 2, 1995, Mr. Qureshey agreed to a voluntary reduction in salary to $325,000 per year until the Company returns to profitability, and agreed not to currently enforce the terms of the existing agreement with respect to termination for "good reason." However, all other terms, including his annual base salary of $650,000, of the Founder's Agreement are deemed to be in effect and all rights are reserved thereunder by Mr. Qureshey.

   Mr. Qureshey's benefits under the Founder's Agreement are in addition to and not in lieu of the benefits payable to him under his Severance Compensation
Agreement (see below).  Following a change in control of the Company, Mr.
Qureshey is generally entitled to all of the benefits specified in the Severance
Compensation Agreement, whether or not his active employment is terminated, provided, however, that Samsung's stock purchase will not constitute a change in control for purposes of Mr. Qureshey's Severance Compensation Agreement unless
Samsung's interest in the Company becomes in excess of 49.9%. Mr. Qureshey will not otherwise participate in the officer involuntary termination policy described below.

   At the Annual Meeting of Stockholders held in May 1987, the stockholders authorized and approved an indemnification program for corporate officers and directors under which the Company and each corporate officer and director entered into an Indemnification Agreement, substantially in the form approved by the stockholders.

   The Company has entered into Severance Compensation Agreements with each of its executive officers. Under the agreements, following a "change in control" of the Company, which included the Samsung transaction for then existing officers, if either the Company terminates the officer's employment without cause or the officer terminates his employment for good reason, each as defined in the agreements, then (a) the Company will pay the officer severance compensation equal to two years' salary and bonuses (except with respect to Mr.
Qureshey, such amount will be increased by 50% in the event the officer's employment is terminated in accordance with any action taken or recommended by the Management Committee (as defined in the Samsung Stockholder Agreement)), (b) all stock options held by the officer, to the extent that they would become exercisable within two years of the change in control, will immediately become exercisable for a period of six months following termination, and (c) the officer will receive continued welfare benefits for a period of two years.
Under the agreements, the Company will indemnify the officer with respect to payment of excise taxes on excess "parachute payments" imposed under Section
4999 of the Internal Revenue Code.  Such an agreement was entered into with  Mr.
Diery on November 2, 1995, provided that a change in control will be deemed to occur with respect to the Samsung transaction only if Samsung's percentage ownership of the Company should exceed 49.9 percent. Similarly, all agreements entered into after the original Samsung investment have a 49.9% trigger.
Similar agreements have also been entered into with thirteen vice presidents, except that the vice presidents' severance benefits include only one year of salary (with a similar 50% increase in the event employment is terminated in accordance with any action taken or recommended by the Management Committee), bonus and welfare benefits continuation, and only options otherwise vesting within one year of the change in control will accelerate.

   The Company has a severance policy for its executive officers which, in the event of an involuntary termination other than in connection with a "change in control," as defined in the Severance Policy, requires the Company to pay its President severance equal to two years salary and its other executive officers severance equal to six months salary plus an additional month of salary for each year of employment with the Company, up to a maximum of 12 months. Welfare benefits are also continued during this period.

   Mr. Schraith's employment with the Company terminated on September 11, 1995.
Pursuant to a Severance Compensation Agreement with the Company, as described above, Mr. Schraith was paid a lump sum payment of $1,472,500.

   Scott A. Smith's employment as Vice President and General Manager, Desktop
Products was terminated on September 11, 1995.  Pursuant to a Severance
Compensation Agreement with the Company, Mr. Smith was paid a lump sum payment of $477,500.

   James D. Wittry's employment as Senior Vice President, Americas, was terminated on September 11, 1995. Pursuant to a Severance Compensation
Agreement with the Company, Mr. Wittry was paid a lump sum payment of $461,600.

   Mr. Ottaviano's employment with the Company terminated on October 20, 1995.
Pursuant to a Severance Compensation Agreement with the Company, Mr. Ottaviano was paid a lump sum payment of $720,100.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   Mr. Goeglein, Mr. Peltason and Delbert W. Yocam served on the Compensation
Committee during fiscal 1995. Mr. Yocam resigned as a member of the Board of Directors on September 21, 1995 and was replaced on the Compensation Committee by Mr. Yang. Mr. Goeglein now serves as Chairman of the Compensation Committee.
None of these persons is or has been an officer of the Company or any of its subsidiaries. In addition to serving on the Company's Board of Directors, Mr.
Goeglein, Dr. Santoro and Mr. Edwards serve on the Board of Directors of
Platinum Software Corporation ("Platinum"), which designs, manufactures and markets accounting software systems. At Platinum, Dr. Santoro is also an executive officer and Mr. Goeglein serves on the Compensation Committee. In such capacities, each of Dr. Santoro and Mr. Goeglein has influence over the fees, equity participation and other compensation paid to the others by Platinum. Mr. Goeglein, as a member of the Company's Board and Compensation
Committee, has direct influence over the equity participation awards and compensation paid to Mr. Edwards in his capacity as an executive officer of the Company. As continuing Board members, Dr. Santoro and Mr. Goeglein will continue to have influence over the fees, equity participation and compensation paid to the others by the Company. Prior to either Dr. Santoro's, Mr.
Goeglein's or Mr. Edwards' joining the Platinum Board of Directors, the Company purchased certain accounting software systems from Platinum. In fiscal 1995, amounts paid to Platinum by the Company were less than $2,000 and related primarily to service and maintenance of previously purchased products. The
Company believes that the terms and conditions of its purchase relationship with Platinum are as favorable to the Company as those that could have been obtained from any other third-party vendor of similar products and services.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   In July 1995, the Company loaned Mr. Qureshey $1,156,453 to exercise options to purchase 150,000 shares of Company Common Stock granted under the Chief
Executives' Plan, evidenced by a promissory note secured by a stock certificate.
The loan was issued interest free and is payable in full on or before April 30, 1996.

   In September 1993, the Company loaned Vice President and General Manager,
Desktop Products, Scott A. Smith $100,000 for the purchase of a primary residence, evidenced by a promissory note secured by a deed of trust. The loan was issued interest free and is payable in full in September 1996. At November
27, 1995, the entire amount remained outstanding.

   See "Compensation Committee Interlocks and Insider Participation" above.


                      REPORT OF THE COMPENSATION COMMITTEE
               OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION


   The Company's compensation policies applicable to its executive officers are administered by the Compensation Committee (the "Committee") of the Board of Directors. The Committee is made up entirely of non-employee directors. The
Committee retains the services of an independent compensation consultant to assist the Committee with formulating and evaluating the Company's compensation policies and programs. These programs and policies are designed to enhance stockholder value by aligning the financial interests of the executive officers of the Company with those of its stockholders.

   There are four primary components of executive compensation: Base Salary, the Employee Quarterly Bonus Plan, the Annual Management Incentive Plan, and
Stock Option Grants.

   Base Salary.  Base salaries for fiscal 1995 reported herein were determined by the Committee in October 1994.  The Committee reviews salaries recommended by the Chief Executive Officer for executive officers other than the Chief
Executive Officer.  In conducting its review, the Committee takes into consideration survey data on (1) comparable organizations supplied by its consultant, (2) the overall performance of the Company, and (3) the Chief
Executive Officer's evaluation of individual executive officer performance.
Final decisions on base salary adjustments for executives other than the Chief
Executive Officer are made in conjunction with the Chief Executive Officer.  The
Committee independently determines the base salary for the Chief Executive
Officer by:  (1) reviewing data supplied by its consultant on comparable organizations, (2) examining the Company's performance against its preset goals,
(3) examining the Company's performance within the industry, and (4) evaluating the overall performance of the Chief Executive Officer.  Based upon the data and performance, Mr. Qureshey's base salary was not changed from the $650,000 per year level that was fixed effective October 1, 1993.  Mr. Diery's base salary was fixed at $700,000 per year, effective November 2, 1995, and any subsequent adjustment of his base salary will be subject to the performance criteria noted
above.

   Employee Quarterly Bonus Plan. This is a nonqualified bonus plan under which all employees of the Company, including officers, are eligible to receive, on a quarterly basis, an equal percentage of their base compensation as a cash bonus.
All employees, including officers, receive the same percentage. The bonus, which is generally based upon pre-tax income for the quarter against preset income objectives, is approved by the Committee, and is limited to a maximum of 15% of quarterly base compensation. For fiscal 1995, there were no employee bonuses paid.

   Annual Management Incentive Plan. The Annual Management Incentive Plan is designed to provide incentive compensation to key officers and employees who contribute substantially to the success of the Company. The plan is designed to create a strong link between preset performance objectives and enhanced stockholder value by providing targets that exceed industry averages. The performance objectives of the plan for fiscal 1995 were revenue growth and profitability. Performance targets are set above industry norms, requiring above average performance against the industry for significant awards under this program. The incentive funding formula provides an opportunity for incentive compensation up to 100% of base salary plus a share of profits as set in advance by the Committee if the maximum performance targets are exceeded. The maximum award allowable under the plan cannot exceed $3,000,000 for the Chief Executive
Officer and $1,500,000 for any other Participant in any plan year.  The
Committee may reduce an individual's bonus otherwise payable under this plan in its sole discretion. The Company's performance during fiscal 1995 did not warrant the payment of any awards under the plan.

   Stock Option Grants. The Committee periodically grants options generally under its stockholder-approved option plans with an exercise price equal to the fair market value of the Common Stock on the date of grant. The grants are generally nonqualified stock options with a ten year term which vest over four years in equal installments. The awards are intended to retain and motivate key executives and to provide a direct link with the interests of the stockholders of the Company. The Committee, in making its determination as to award levels, takes into consideration: (1) information provided by its consultant on competitive practices, (2) prior award levels, (3) total awards received to date by individual executives, (4) the total stock option award to be made to all executives and the executive's percentage participation in that award, (5) the executive's direct ownership of the Company's shares, (6) the number of options vested and nonvested for each executive, and (7) the total number of options outstanding as a percentage of total shares of Common Stock outstanding. Grants for the executives were made by the Committee in August 1994, November 1994 and February 1995 with an exercise price equal to the fair market value of the Common Stock on each date of grant of $15.25, $12.75, and $15.00, respectively.
Mr. Qureshey, the Company's Chief Executive Officer during 1995, was awarded option grants covering a total of 50,000 shares, representing 4.12% of the total options granted to employees during the fiscal year.

   Compliance with Internal Revenue Code Section 162(m).   Internal Revenue Code
Section 162(m), enacted in 1993, precludes a public corporation from taking a deduction in 1994 or subsequent years for compensation in excess of $1 million for its chief executive officer or any of its four other highest-paid executive officers serving at the end of the taxable year.  Certain performance based compensation that has been approved by stockholders, however, is specifically exempt from the deduction limit.  The Company believes that the current structure of the performance-based portion of the compensation of its executive officers complies with the new statute.  Further interpretations of and changes in the tax laws and other factors beyond the Committee's control may affect the deductibility of compensation.  In addition, the Committee reserves the right to award compensation to the Company's officers that is not considered performance based under Section 162(m) when the Committee determines that such compensation is appropriate.

   Change in Control Arrangements. In addition, the Committee reviews and administers policies and programs with respect to employment agreements and change in control arrangements with executives. The Committee believes that change in control arrangements with executives serve the important purpose of assuring continuing loyalty and concentration despite the anticipated distractions inherent in change of control transactions.




                              Compensation Committee:


                              Richard J. Goeglein, Chairman
                              Jack W. Peltason
                              Won Suk Yang



STOCK PERFORMANCE GRAPH

   The following stock performance graph shows the cumulative total return
(assuming dividend reinvestment) on $100 invested June 30, 1990, in shares of the Company's Common Stock, the S&P 500 Index selected by Standard & Poors, and the S&P Computer Systems Index.



                 COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

PERFORMANCE GRAPH MEASUREMENT POINTS
                                                              S&P 500 COMPUTER
MEASUREMENT DATE     AST RESEARCH, INC.     S&P 500 INDEX        SYSTEMS INDEX
----------------     ------------------     -------------     ----------------
JUNE 30, 1990            $100                  $100                  $100
JUNE 29, 1991             170                   104                    84
JUNE 27, 1992             108                   113                    80
JULY  3, 1993             126                   125                    53
JULY  2, 1994             119                   125                    55
JULY  1, 1995             130                   149                    92



                                   PROPOSAL 2

                          APPROVAL OF ADDITIONAL SHARES
                  TO BE AVAILABLE UNDER THE AST RESEARCH, INC.
                1991 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS


   The Board of Directors of the Company adopted, on July 27, 1995, an amendment to the AST Research, Inc. 1991 Stock Option Plan for Non-Employee Directors (the
"Non-Employee Director Option Plan" or "Plan") and directed that it be submitted to the stockholders for approval at the Annual Meeting. The proposed amendment, which is described below, would increase the maximum number of shares of Common
Stock available for issuance under the Non-Employee Director Option Plan.

   Currently the maximum number of shares of Common Stock which may be issued pursuant to the Non-Employee Director Option Plan is 250,000. The proposed amendment would increase the maximum number of shares available for issuance under the Non-Employee Director Option Plan by 250,000 to a total of 500,000.

   The Company is requesting the increase in the number of shares authorized for issuance under the Non-Employee Director Option Plan in order to enable the Company to continue to attract and retain well-qualified persons for service as directors of the Company and to provide incentives to such directors through the grant of options to purchase shares of the Company's Common Stock. It is estimated that the current number of shares of Common Stock authorized for issuance under the Plan will be exhausted in January 1997.

   The Non-Employee Director Option Plan provides that each member of the Company's Board of Directors who is not an employee of the Company
("Participants") automatically will be eligible to receive options to purchase stock under the Non-Employee Director Option Plan. However, the current
Stockholder Agreement with Samsung effectively excludes Samsung designated directors who are not employees of the Company but are either an officer, employee or a consultant of Samsung (currently five of ten members of the Board of the Company).

   In the event that there is a change in the Company's capital structure by reason of a merger, consolidation, reorganization, recapitalization or otherwise, the number and kind of shares subject to the Non-Employee Director
Option Plan and the rights under outstanding options, both as to the number of shares and the exercise price, will be adjusted appropriately. However, if the Company is not the surviving corporation in any merger, consolidation, acquisition of stock or property, separation or reorganization, each outstanding option will terminate, unless the surviving corporation assumes the outstanding options or replaces them with options of comparable value. In the event that the surviving corporation does not assume or replace outstanding options under the Non-Employee Director Option Plan, each Participant will have the right to exercise all of his or her outstanding options whether or not previously vested for up to the full number of covered shares.

   The principal features of the Non-Employee Director Option Plan are summarized below.

   Option Grants. Immediately upon election and qualification as a non-employee director of the Company, each new director who has not theretofore served as a director of the Company will be granted an option covering 20,000 shares of Common Stock. On each January 1 during the term of the Plan, each duly elected and qualified non-employee member of the Board of Directors then serving on the Board is also granted an option covering an additional 12,000 shares of Common
Stock. All such option grants are subject to the current limitation that not more than 250,000 shares be issued under the Non-Employee Director Option Plan, subject to increase as provided above. Options vest and become exercisable at the rate of 25% per year, commencing on the first anniversary of the date of the grant.

   Exercise Price.  Each option granted under the Non-Employee Director Option
Plan has an exercise price equal to 100% of the fair market value of Common
Stock on the date of grant of the option. The exercise price, payable in full upon the exercise of the option, may be paid (i) in cash or by check; (ii) subject to any legal restrictions and obligations regarding the purchase of shares for promissory notes or evidences of indebtedness, by delivery of the Participant's promissory note in a form satisfactory to the Company and (at the election of the Company) secured by a pledge of the shares purchased or other security; (iii) by the surrender of shares of Common Stock owned by the person exercising the option and having an aggregate fair market value on the date of exercise equal to the exercise price; or (iv) in any combination of the foregoing, so long as the total thereof equals the exercise price.

   Registration Rights. Options may provide for the right of the director to require the Company to register the shares issuable upon exercise of the option and the right to include such shares in other registrations of the Company.

   Termination of Status as Director. In the event that a Participant ceases to be a director of the Company for any reason, including death or disability, such Participant or his heirs and personal representatives, as the case may be, will have the right to exercise the options at any time within 90 days after such termination to the extent that, at the date of such termination, the Participant's right to exercise such options had vested and had not previously been exercised. A Participant's right to exercise the then unvested portion of his options will terminate as of the date of termination of the Participant's status as a director.

   Nontransferability of Options. During the lifetime of a Participant, his options are exercisable only by him and are not assignable or transferable. In the event of the Participant's death, no option is transferable by the Participant otherwise than by will or by the laws of descent and distribution.

   Permissive Resales. The Non-Employee Director Option Plan also provides for a resale to the Company in certain circumstances. In the event of certain specified changes in the composition of the Board of Directors of the Company or if any person or group makes a tender offer or exchange offer or enters into a merger or other acquisition agreement (collectively, the "Offer") to acquire beneficial ownership, directly or indirectly, of securities of the Company representing 15% or more of the combined voting power of the then outstanding securities of the Company, and such person or group does not substantially concurrently offer to purchase for cash each of the then outstanding options for a price at least equal to the Repurchase Price (as defined below), then the option holder will have the right to require the Company to repurchase at the Repurchase Price the then outstanding options (other than options which are unvested) for a period ending 180 days following the date on which such person or group actually acquires any securities of the Company pursuant to such Offer.
The Repurchase Price equals the sum of all (i) money and (ii) the fair market value of any property actually paid or transferred for a share of the Common
Stock of the Company by the person or group pursuant to such Offer. As part of the agreement with Samsung, the directors waived their rights to require resale to the Company unless and until Samsung and/or its affiliates acquire beneficial ownership of more than 49.9% of the voting stock of the Company.

   Amendment of the Non-Employee Director Option Plan.  The Non-Employee
Director Option Plan provides that it may be amended by the Company's Board of Directors; provided, however, that the Board may condition amendment on approval of stockholders if necessary or desirable.

   Administration of the Non-Employee Director Option Plan.  The Non-Employee
Director Option Plan is administered by the Board of Directors of the Company or by a committee of two or more persons appointed by the Board of Directors. The administrative function of the Board of Directors or such committee, as the case may be, is essentially ministerial in view of the Non-Employee Director Option
Plan's specific provisions, including those related to eligibility for participation in the Plan and the number of shares of Common Stock subject to options to be granted to each Participant.

   The Company believes the following is a brief summary of the tax effects under the Internal Revenue Code of 1986, as amended (the "Code"), which may accrue to Participants and to the Company.

   There are generally no federal income tax consequences to either the Company or the Participant upon the grant of an option under the Non-Employee Director
Option Plan. Upon the exercise of an option, the Participant will recognize ordinary income in an amount equal to the difference between the fair market value of the shares acquired on the date of exercise and the option price paid for such shares. The Company is entitled to a tax deduction in an amount equal to the ordinary income recognized by a Participant as a result of the exercise of an option. The Participant's basis in the shares acquired pursuant to an option will be increased by the amount of ordinary income recognized. Any subsequent gain or loss recognized upon the sale of such shares will be treated as capital gain or loss.


                       NEW PLAN BENEFITS

      1991 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS



                                      Shares Subject to Options
Name and position                     Granted Each Year  (a)
---------------------------------------------------------------

Richard J. Goeglein, Director                 12,000
Carmelo J. Santoro, Director                  12,000
Jack W. Peltason, Director                    12,000

Non-Executive Director Group                  36,000


-----------
(a) The dollar value of options to be granted in January 1996 is not determinable.


   The affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting shall be required to approve this proposal. The Board of Directors believes that the amendment to the Non-Employee Director Option Plan is in the best interests of the Company because it will enhance the ability of the Company to attract, motivate and retain well-qualified directors. THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE AMENDMENT OF THE NON-EMPLOYEE DIRECTOR OPTION PLAN. Proxies solicited by management will be voted FOR amendment of the Non-Employee Director Option Plan unless a vote against the proposal or abstention is specifically indicated.


                                   PROPOSAL 3

                              SELECTION OF AUDITORS

   The Board of Directors has appointed Ernst & Young LLP, independent auditors, as auditors of the Company for the fiscal year ending December 28, 1996, subject to ratification by the stockholders. It is intended that, in the absence of contrary specifications, the shares represented by the proxies will be voted FOR the following resolution ratifying the appointment of Ernst & Young LLP.

        "RESOLVED, that the stockholders of AST Research, Inc. hereby ratify and approve the appointment of Ernst & Young LLP as the independent auditors of such Company for the year ending December 28, 1996."

   The affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the subject matter shall be required to adopt the foregoing resolution. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting, will be given an opportunity to make a statement on behalf of his firm if such representative so desires, and will be available to respond to any appropriate questions of any stockholder. Ernst & Young LLP was the Company's auditors for the fiscal year ended July 1, 1995, and have previously been appointed auditors for the six-month period ending December 30, 1995.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE YEAR ENDING DECEMBER 28, 1996.


          ANNUAL REPORT ON FORM 10-K AND QUARTERLY REPORT ON FORM 10-Q

   The Annual Report on Form 10-K of the Company, including financial statements and schedules thereto for the fiscal year ended July 1, 1995, and the Form 10-Q of the Company, including financial statements for the quarter ended September 30, 1995, are being forwarded to each stockholder with this Proxy Statement.


                                  OTHER MATTERS

   The Board of Directors has no knowledge of any other matters which shall come before the Annual Meeting. If any other matters shall properly come before the meeting, the persons named in the proxies will have discretionary authority to vote the shares thereby represented in accordance with their best judgment.


                            SECTION 16(A) COMPLIANCE

   Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership with the Securities and Exchange Commission ("SEC") and the NASDAQ Stock Market. Directors, executive officers and greater than ten-percent beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

   Based solely on a review of the copies of such forms received by the Company and on written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that, during the period from July 3, 1994 to July 1, 1995, all filing requirements applicable to its directors, executive officers and greater than ten-percent beneficial owners were met.


                            PROPOSALS OF STOCKHOLDERS

   Proposals of stockholders intended to be presented at the Company's next Annual Meeting of Stockholders should be received by the Secretary of the Company prior to March 31, 1997 for inclusion in the Proxy Statement for the Annual Meeting of Stockholders scheduled to be held on or about May 22, 1997.





                                             Dennis R. Leibel
                                             Secretary

Dated:  December 11, 1995



   COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE PROVIDED TO STOCKHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO THE CORPORATE SECRETARY, AST RESEARCH, INC., 16215 ALTON PARKWAY, IRVINE, CALIFORNIA 92718.









                      [THIS PAGE LEFT INTENTIONALLY BLANK]



PROXY

                               AST RESEARCH, INC.

                      PROXY SOLICITED BY BOARD OF DIRECTORS

   Ian Diery and Safi U. Qureshey and each or both of them, with full power of substitution, are hereby appointed Proxies to vote the stock of the undersigned in AST Research, Inc. at the Annual Meeting of Stockholders on January 25, 1996, and at any adjournments, to be held at The Sutton Place Hotel, 4500 MacArthur Blvd., Newport Beach, California at 9:00 a.m., Pacific Standard Time.

   Management recommends that you vote FOR the election of the ten director nominees (Proposal 1), FOR the amendment to the 1991 Stock Option Plan for Non-Employee Directors (Proposal 2), and FOR the approval of Ernst & Young LLP as the auditors for fiscal year 1996 (Proposal 3).

1. PROPOSAL 1. ELECTION OF DIRECTORS

       _____   FOR all nominees       _____   WITHHOLD
               listed below                   AUTHORITY to
               except as indi-                vote for all
               cated to the                   nominees listed
               contrary below                 below

  Safi U. Qureshey, Ian Diery, Richard J. Goeglein, Jack W. Peltason, Carmelo J. Santoro, Hoon Choo, Kwang-Ho Kim, Young Soo Kim, Won Suk Yang, and Hee Dong Yoo.

       INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.

________________________________________________________________________________

2. PROPOSAL 2 to approve the amendment to increase the authorized number of shares reserved for issuance under the AST Research, Inc. 1991 Stock Option Plan for Non-Employee Directors by 250,000 shares.

          _____   FOR     _____   AGAINST     _____   ABSTAIN



3. PROPOSAL 3 to ratify appointment of Ernst & Young LLP as auditors for fiscal 1996.

          _____   FOR     _____   AGAINST     _____   ABSTAIN


4. In their discretion, the Proxies are authorized to vote upon any other business as may properly come before the meeting or any adjournments thereof, including matters of which the Board of Directors did not know a reasonable time before the date of the Proxy Statement are to be presented.




   THIS PROXY WILL BE VOTED AS DIRECTED. UNLESS OTHERWISE DIRECTED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE TEN DIRECTOR NOMINEES, FOR PROPOSAL 2, AND FOR PROPOSAL 3.

                                   Please sign exactly as name appears hereon.


                                   __________________________________________

                                   __________________________________________

                                   Date:  _____________________________________

                                        [When shares are held by joint tenants,
                                   both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.]

   PLEASE DATE, SIGN AND RETURN THIS CARD IN THE ENCLOSED ENVELOPE.